Exhibit 1

JOINT FILING STATEMENT

PURSUANT TO RULE 13D-1(K)(1)

The undersigned hereby consent and agree to the joint filing of Schedule 13G/A under the Securities Exchange Act of 1934, as amended, with respect to the Common Units, of Blueknight Energy Partners, L.P., together with any or all amendments thereto, when and if appropriate. The parties hereto further consent and agree to file this Joint Filing Statement pursuant to Rule13d-1(k)(1)(iii) as an exhibit to Schedule 13G, thereby incorporating the same into such Schedule13G.

This Joint Filing Statement may be terminated by any of the undersigned upon written notice or such lesser period of notice as the undersigned may mutually agree.

Dated: February 11, 2021

DG Capital Management, LLC

	By:	/s/ Dov Gertzulin
Dov Gertzulin, Managing Member

Dov Gertzulin

	By:	/s/ Dov Gertzulin
Dov Gertzulin, Individually

DG Value Partners II Master Fund, LP

	By:	/s/ Dov Gertzulin
Dov Gertzulin, Managing Member of the General Partner, DG Capital Partners II, LLC